Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Reports Earnings Increase for 2020 of 39% and

Announces Authorization of Stock Repurchase Program

Dunmore, Pa., January 29, 2021/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB), the parent company of Dunmore-based FNCB Bank (the “Bank”), today reported net income for 2020 of $15.3 million, or $0.76 per basic and diluted share, compared to net income of $11.1 million, or $0.56 per basic and diluted share, for 2019. The $4.2 million, or 38.6%, increase in earnings was due to increases of $3.9 million in net interest income and $1.6 million in non-interest income and a $0.8 million reduction in non-interest expense. Partially offsetting these positive factors were increases in the provision for loan and lease losses and income tax expense of $1.1 million and $0.9 million, respectively. Net income for the fourth quarter of 2020 was $5.2 million, or $0.26 per basic and diluted share, an increase of $1.7 million, or 47.8%, compared to $3.5 million, or $0.17 per basic and diluted share, for the same quarter of 2019, which primarily reflected a $2.3 million increase in net interest income, partially offset by a $0.6 million decrease in non-interest income.

Return on average assets and return on average shareholders’ equity were 1.13% and 10.66%, respectively, in 2020, compared to 0.92% and 8.88%, respectively in 2019. For the three months ended December 31, 2020, annualized return on average assets and annualized return on average shareholders’ equity were 1.41% and 13.49%, respectively. Comparatively, annualized return on average assets was 1.15% and annualized return on average shareholders’ equity was 10.43% for the three months ended December 31, 2019.

Dividends declared and paid in 2020 totaled $0.22 per share, an increase of $0.02 per share, or 10.0%, compared to $0.20 per share for 2019. Total dividends declared and paid for 2020 equated to a dividend yield of approximately 3.44% based on the closing stock price of $6.40 per share at December 31, 2020.

Stock Repurchase Program

On January 27, 2021, FNCB's Board of Directors authorized a stock repurchase program under which up to 975,000 shares of FNCB's outstanding common stock may be acquired in the open market commencing no earlier than February 3, 2021 and expiring December 31, 2021 pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

The shares will be purchased from time to time at prevailing market prices, through open market transactions depending upon market conditions.  Repurchases under the repurchase program will be administered through an independent broker.  Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the trading plan. Under the program, the purchases will be funded from available working capital presently available to FNCB, and the repurchased shares will be returned to the status of authorized but unissued shares of Common Stock.  There is not a guarantee as to the exact number of shares that will be repurchased by FNCB, and FNCB may discontinue purchases at any time that management determines additional repurchases are no longer warranted.  As of December 31, 2020,  FNCB had approximately 20.2 million shares outstanding.

Gerard A. Champi, President and Chief Executive Officer, remarked, “The Board’s approval of this program reflects our confidence in FNCB’s future. Repurchasing shares is one means of underscoring our commitment to enhancing shareholder value.”

2020 Highlights:

●	Fourth quarter earnings per share increased $0.09 per share, or 52.9%, to $0.26 per share in 2020 compared to $0.17 per share for the fourth quarter of 2019. For the full year, earnings per share increased $0.20 per share, or 35.7%, to $0.76 per share in 2020 from $0.56 per share in 2019;
●	Return on average assets improved to 1.41% for the fourth quarter of 2020 from 1.15% for the same quarter of 2019. For the full year, return on average assets was 1.13% in 2020 compared to 0.92% in 2019;
●	For the fourth quarter, return on average shareholders' equity improved to 13.49% in 2020 from 10.43% in 2019. Return on average shareholders' equity for all of 2020 improved to 10.66% compared to 8.88% for 2019;
●	Tangible book value increased $1.08 per share, or 16.3%, to $7.70 per share at December 31, 2020 from $6.62 per share at December 31, 2019;
●	Total risk-based capital and Tier I Leverage ratios (FNCB Bank) were 15.79% and 9.57% at December 31, 2020 compared to 14.77% and 10.36% at December 31, 2019, respectively;
●	Cost of funds for the fourth quarter of 2020 decreased 54 basis points to 0.44% from 0.98% for the fourth quarter of 2019. Year over year, cost of funds decreased 44 basis points to 0.64% in 2020 from 1.08% in 2019;
●	Ratio of non-performing loans to total loans improved to 0.62% at December 31, 2020 compared to 1.10% at December 31, 2019; and
●	The efficiency ratio improved to 54.89% for the fourth quarter of 2020 from 67.35% for the same quarter of 2019.

Mr. Champi commented, "Despite a very challenging operating environment brought on by the COVID-19 pandemic, we were able to achieve much success in 2020. I am extremely proud of the effort put forth by our entire FNCB team. In addition to recording very strong earnings results, most importantly, we were able to provide support to our communities through this very difficult time. Our Bank became a leader with respect to the SBA's Paycheck Protection Program ("PPP"), guiding many businesses in our market area through the application, funding and forgiveness process. Additionally, we were one of a select group of approved lenders participating in the Federal Reserve's Main Street Lending Program. Participation in these programs, along with market opportunities within our investment portfolios and robust demand for residential mortgages, contributed positively to our overall performance and improved our efficiency in 2020. As we head into 2021, our strong balance sheet position will allow us to continue to support the borrowing needs of individuals and businesses, including funding for the second round of PPP loans that recently became available."

Summary Results

For the three months ended December 31, 2020, tax-equivalent net interest income increased $2.4 million, or 25.4%, to $11.8 million from $9.4 million for the same three months of 2019. The increase in tax-equivalent net interest income for the fourth quarter was due to a $1.3 million, or 11.6%, increase in tax-equivalent interest income to $12.9 million in 2020 from $11.6 million in 2019, coupled with a $1.1 million, or 48.1%, reduction in interest expense to $1.1 million in 2020 from $2.2 million in 2019. Included in tax-equivalent interest income in the fourth quarter of 2020 was $1.2 million in net PPP loan origination fees that were recognized upon forgiveness of the respective loan balances. Additionally, the higher amount of tax-equivalent interest income reflected higher balances of earning assets, partially offset by a reduction in the tax-equivalent yield on earning assets. Average earning assets increased $171.8 million, or 15.5%, to $1.277 billion for the three months ended December 31, 2020 from $1.106 billion for the same three months of 2019, which reflected increases in volumes of both loans, primarily PPP loans, and investment securities. Partially offsetting the increase in volumes was a 14 basis point reduction in the tax-equivalent yield on earning assets to 4.05% for the fourth quarter of 2020 from 4.19% for the same quarter of 2019. With respect to the reduction in interest expense, FNCB's cost of funds decreased 54 basis points to 0.44% from 0.98% comparing the three months ended December 31, 2020 and 2019. Specifically, FNCB's cost of interest-bearing deposits decreased 46 basis points to 0.42% from 0.88% comparing the fourth quarters of 2020 and 2019, reflecting a reduction in market interest rates and oversupply. Additionally, the drop in short-term market interest rates contributed to a 50 basis point decrease in average borrowing costs to 1.94% from 2.44% comparing the three months ended December 31, 2020 and 2019. FNCB’s tax-equivalent net interest margin for the fourth quarter of 2020 improved 29 basis points to 3.70% compared to 3.41% for the same quarter of 2019. The margin improvement primarily reflected the impact of PPP loans including interest income and net loan origination fees. Excluding the impact of PPP loans (non-GAAP), FNCB's tax-equivalent net interest margin would have been 3.50% for the fourth quarter of 2020. For the year ended December 31, 2020, tax-equivalent net interest income increased $4.3 million, or 11.7%, to $41.0 million compared to $36.7 million for the year ended December 31, 2019. The improvement in net interest income for the year-to-date period was largely due to a reduction in funding costs, recognition of the $1.2 million in net PPP loan origination fees and an increase in average earnings assets, which were partially offset by a decrease in the tax-equivalent yield on average earning assets. For the year ended December 31, 2020, the cost of funds decreased 44 basis points to 0.64% from 1.08% for the year ended December 31, 2019. Conversely, the tax-equivalent earning-asset yield decreased 31 basis points to 3.85% in 2020 compared to 4.16% in 2019. The tax-equivalent net interest margin improved 6 basis points to 3.35% in 2020 from 3.29% in 2019. For purposes of presenting net interest income, earning-asset yields and net interest margin information on a tax-equivalent basis, tax-free interest income is adjusted using the statutory federal corporate income tax rate of 21.0% for 2020 and 2019.

For the quarter ended December 31, 2020, non-interest income was $2.1 million, a decrease of $0.6 million, or 22.7%, compared to $2.7 million for the same period of 2019. The decrease in non-interest income for the fourth quarter was largely due to reductions in loan referral fees/interest rate swap revenue and net gains on the sale of available-for-sale securities, partially mitigated by an increase in net gains on equity securities and net gains on the sale of mortgage loans held for sale. Loan referral fees/interest rate swap revenue declined $629 thousand, or 92.4%, to $52 thousand for the fourth quarter of 2020 from $681 thousand for the same quarter of 2019, due to a reduction in the number and volume of such transactions. Net gains on the sale of available-for-sale securities was $24 thousand for the three months ended December 31, 2020, a decrease of $501 thousand, or 95.4%, from $525 thousand for the same three months of 2019. Market value appreciation resulted in a net gain on equity securities of $307 thousand for the fourth quarter of 2020 compared to a net loss of $2 thousand for the same quarter of 2019. Strong demand for home mortgages contributed to a $133 thousand, or 241.8%, increase in net gains on the sale of mortgage loans held for sale comparing the fourth quarters of 2020 and 2019. Non-interest income totaled $9.2 million for the year ended December 31, 2020, an increase of $1.6 million, or 21.4%, compared to $7.6 million for the year ended December 31, 2019. The increase in non-interest income for the year-to-date periods was primarily due to an increase in net gains on equity securities of $1.1 million. FNCB recognized a gain of $1.1 million on the conversion of an equity security of a bank holding company that was part of a merger and acquisition transaction completed in the third quarter of 2020. Also contributing to the increase in year-to-date non-interest income were increases of $400 thousand, or 158.1%, in net gains on the sale of mortgage loans held for sale, $301 thousand, or 24.5%, in net gains on the sale of securities, and $217 thousand, or 7.2%, in deposit service charges. Partially offsetting these positive factors was a decrease in loan referral fees/interest rate swap revenue of $313 thousand, or 44.5%, to $390 thousand in 2020 compared to $703 thousand in 2019.

For the three months ended December 31, 2020, non-interest expense decreased by $363 thousand, or 4.7%, to $7.4 million from $7.8 million for the comparable three months of 2019. The reduction in non-interest expense for the fourth quarter was primarily due to a decrease in other operating expenses of $527 thousand, or 25.1%, which largely reflected a $116 thousand credit for off balance sheet commitments for the three months ended December 31, 2020 compared to a provision of $204 thousand for the same three months of 2019. Also factoring into the reduction in other operating expenses comparing the three months ended December 31, 2020 and 2019 were prepayment penalties of $259 thousand for the early payoff of FHLB advances recorded in the fourth quarter of 2019.  Non-interest expense for all of 2020 totaled $28.9 million, a decrease of $767 thousand, or 2.6%, from $29.7 million for 2019. Similar to the reasons for the fourth quarter reduction, the decrease in non-interest expense was predominantly due to a $740 thousand, or 12.0%, reduction in other operating expenses, resulting from a $538 thousand favorable swing in the provision for off balance sheet commitments, due to lower commitment volumes.

Asset Quality

FNCB's asset quality improved throughout 2020, as total non-performing loans decreased $3.5 million to $5.6 million, or 0.62% of total loans, at December 31, 2020 from $9.1 million, or 1.10% of total loans, at December 31, 2019. On a linked quarter basis, non-performing loans decreased $595 thousand, or 9.6%, from $6.2 million, or 0.64% of total loans, at September 30, 2020. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) was 0.99% at December 31, 2020 compared to 1.46% at the end of 2019. The decrease in non-performing loans and loan delinquencies primarily reflected two large commercial relationships that returned to accrual status during 2020. Additionally, FNCB recorded a net recovery of previously charged-off loans of $1.1 million, or 0.12% of average loans, for 2020 compared net charge-offs of  0.16% for 2019. The net recovery position for 2020 was related primarily to large recoveries received on two previously charged-off commercial loans. Due to continued economic uncertainty related to the COVID-19 pandemic, FNCB increased its provision for loan and lease losses $1.1 million, or 143.5%, to $1.9 million in 2020 from $0.8 million in 2019. The allowance for loan and lease losses as a percentage of gross loans was 1.33% and 1.08% at December 31, 2020 and 2019, respectively. Excluding PPP loans (non-GAAP), FNCB's allowance for loan and lease losses as a percentage of gross loans was 1.45% at December 31, 2020.

Cares Act and COVID-19 Related Events

On December 27, 2020, a second stimulus bill was signed into law adding emergency relief to the original Cares Act that was enacted in March 2020. The new relief effort includes a second round of PPP funding through the Small Business Administration ("SBA") for qualifying businesses as well as additional fiscal stimulus packages and emergency relief programs. During 2020, FNCB facilitated and funded 1,002 PPP loans representing approximately $118.6 million in funding. As of December 31, 2020, FNCB has received $40 million in borrower forgiveness from the SBA and anticipates that the remaining PPP loan balances will qualify for borrower forgiveness under the guidelines of the program. On January 19, 2021, FNCB began originating PPP loans as part of the second round of funding and as of January 28, 2021, has underwritten, submitted and received SBA approval for 162 loans representing approximately $29.7 million in funding.

During 2020, FNCB also extended loan payment deferral modifications under Section 1048 of the Cares Act to qualifying commercial and consumer loan customers experiencing financial disruption due to the COVID-19 pandemic. As of December 31, 2020, FNCB had made 843 such modifications on loan balances with an aggregate recorded investment of approximately $151.4 million. Additionally, FNCB extended a second payment deferral modification for 79 loans with an aggregate recorded investment of $22.0 million. As of December 31, 2020, there were 45 loans with an aggregate recorded investment of $9.5 that were still under a payment relief modification.

Financial Condition

Total assets increased $262.1 million, or 21.8%, to $1.466 billion at December 31, 2020, from $1.204 billion at December 31, 2019.  The significant year-over-year balance sheet growth reflected substantial increases in cash and cash equivalents, available-for-sale debt securities, and loans, net of net deferred loan costs and unearned income. Cash and cash equivalents increased $121.2 million, or 350.8% to $155.8 million at December 31, 2020 from $34.6 million at December 31, 2019. Available-for-sale debt securities increased $77.2 million, or 28.3%, to $350.0 million at December 31, 2020 from $272.8 million at December 31, 2019. Loans, net of net deferred loan costs and unearned income, grew $72.6 million, or 8.8%, to $901.1 million at December 31, 2020, from $828.5 million at December 31, 2019. The increase was largely due to the origination of PPP loans, of which $76.0 million, net of net deferred origination fees, were outstanding at December 31, 2020. Total deposits increased $285.7 million, or 28.5%, to $1.287 billion at December 31, 2020 from $1.002 billion at December 31, 2019. Interest-bearing deposits increased $193.7 million, or 23.6%, to $1.016 billion at December 31, 2020 from $822.2 million at December 31, 2019. Additionally, non-interest-bearing deposits increased $92.0 million, or 51.3%,  to $271.5 million at December 31, 2020 from $179.5 million at December 31, 2019. FNCB used some of the excess liquidity in 2020 to repay FHLB of Pittsburgh advances. Total borrowed funds decreased $46.9 million, or 82.0%, to $10.3 million at December 31, 2020 from $57.2 million at December 31, 2019. FNCB had no term or overnight borrowings through the FHLB of Pittsburgh outstanding as of December 31, 2020.

Total shareholders’ equity increased $22.2 million, or 16.7%, to $155.9 million at December 31, 2020 from $133.6 million at December 31, 2019. Contributing to the increase in capital was 2020 net income of $15.3 million and a $10.8 million increase in accumulated other comprehensive income related primarily to appreciation in the fair value of FNCB’s available-for-sale debt securities, net of deferred taxes. Partially offsetting these increases were dividends declared and paid in 2020 of $4.4 million. FNCB's tangible book value per share improved $1.08, or 16.3%, to $7.70 per share at December 31, 2020 from $6.62 per share at December 31, 2019. FNCB Bank’s total risk-based capital and Tier I leverage ratios were 15.79% and 9.57%, respectively, at December 31, 2020 compared to 14.77% and 10.36%, respectively, at December 31, 2019.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties, and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

Forward-looking Statements

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the coronavirus ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release.

Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

FNCB Bancorp, Inc.
Selected Financial Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
	2020	2020	2020	2020	2019
Per share data:
Net income (fully diluted)	$0.26	$0.20	$0.20	$0.10	$0.17
Cash dividends declared	$0.055	$0.055	$0.055	$0.055	$0.050
Book value	$7.70	$7.41	$7.19	$6.84	$6.62
Tangible book value	$7.70	$7.41	$7.19	$6.84	$6.62
Market value:
High	$7.95	$6.93	$7.19	$8.54	$8.86
Low	$5.16	$5.08	$5.15	$5.10	$7.03
Close	$6.40	$5.32	$5.75	$6.91	$8.45
Common shares outstanding	20,245,649	20,243,589	20,208,607	20,174,250	20,171,408

Selected ratios:
Annualized return on average assets	1.41%	1.15%	1.21%	0.69%	1.15%
Annualized return on average shareholders' equity	13.49%	11.05%	11.62%	6.06%	10.43%
Efficiency ratio	54.89%	66.66%	56.53%	66.46%	67.35%
Tier I leverage ratio (FNCB Bank)	9.57%	10.17%	10.60%	11.09%	10.36%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	15.79%	16.09%	15.68%	15.44%	14.77%
Average shareholders' equity to average total assets	10.42%	10.40%	10.38%	11.37%	11.01%
Yield on earning assets (FTE)	4.05%	3.65%	3.70%	4.06%	4.19%
Cost of funds	0.44%	0.59%	0.69%	0.89%	0.98%
Net interest spread (FTE)	3.61%	3.06%	3.01%	3.17%	3.21%
Net interest margin (FTE)	3.70%	3.19%	3.18%	3.35%	3.41%
Total delinquent loans/total loans	0.99%	0.81%	0.89%	1.41%	1.46%
Allowance for loan and lease losses/total loans	1.33%	1.28%	1.16%	1.19%	1.08%
Non-performing loans/total loans	0.62%	0.64%	0.71%	1.03%	1.10%
Annualized net charge-offs (recoveries)/average loans	0.09%	(0.49%)	(0.12%)	0.09%	0.16%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Year Ended
	December 31,
(in thousands, except share data)	2020	2019
Interest income
Interest and fees on loans	$37,615	$37,818
Interest and dividends on securities:
U.S. government agencies	2,336	3,545
State and political subdivisions, tax-free	1,373	149
State and political subdivisions, taxable	3,025	3,263
Other securities	1,961	1,093
Total interest and dividends on securities	8,695	8,050
Interest on interest-bearing deposits in other banks	28	188
Total interest income	46,338	46,056
Interest expense
Interest on deposits	5,404	8,101
Interest on borrowed funds:
Federal Reserve Bank Discount Window advances	32	-
Federal Home Loan Bank of Pittsburgh advances	474	1,241
Subordinated debentures	-	24
Junior subordinated debentures	250	430
Total interest on borrowed funds	756	1,695
Total interest expense	6,160	9,796
Net interest income before provision for loan and lease losses	40,178	36,260
Provision for loan and lease losses	1,941	797
Net interest income after provision for loan and lease losses	38,237	35,463
Non-interest income
Deposit service charges	3,252	3,035
Net gain on the sale of available-for-sale securities	1,528	1,227
Net gain on equity securities	1,171	29
Net gain on the sale of mortgage loans held for sale	653	253
Net gain on the sale of other real estate owned	-	20
Loan-related fees	348	378
Income from bank-owned life insurance	482	520
Loan referral fees/Interest rate swap revenue	390	703
Merchant services revenue	565	536
Other	861	919
Total non-interest income	9,250	7,620
Non-interest expense
Salaries and employee benefits	15,246	15,518
Occupancy expense	2,052	1,948
Equipment expense	1,477	1,319
Data processing expense	2,933	3,113
Bank shares tax	786	566
Professional fees	999	1,056
Other operating expenses	5,422	6,162
Total non-interest expense	28,915	29,682
Income before income taxes	18,572	13,401
Income tax expense	3,225	2,326
Net income	$15,347	$11,075

Income per share
Basic	$0.76	$0.56
Diluted	$0.76	$0.56

Cash dividends declared per common share	$0.22	$0.20
Weighted average number of shares outstanding:
Basic	20,210,439	19,802,095
Diluted	20,212,187	19,807,592

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands, except share data)	2020	2020	2020	2020	2019
Interest income
Interest and fees on loans	$10,338	$9,078	$9,060	$9,139	$9,505
Interest and dividends on securities:
U.S. government agencies	503	494	589	750	822
State and political subdivisions, tax-free	465	463	388	57	37
State and political subdivisions, taxable	784	741	735	765	718
Other securities	609	525	415	412	364
Total interest and dividends on securities	2,361	2,223	2,127	1,984	1,941
Interest on interest-bearing deposits in other banks	3	1	3	21	33
Total interest income	12,702	11,302	11,190	11,144	11,479
Interest expense
Interest on deposits	1,077	1,291	1,376	1,660	1,818
Interest on borrowed funds:
Federal Reserve Bank Discount Window advances	-	18	14	-	-
Federal Home Loan Bank of Pittsburgh advances	-	95	160	219	253
Junior subordinated debentures	50	52	60	88	99
Total interest on borrowed funds	50	165	234	307	352
Total interest expense	1,127	1,456	1,610	1,967	2,170
Net interest income before (credit) provision for loan and lease losses	11,575	9,846	9,580	9,177	9,309
(Credit) Provision for loan and lease losses	(115)	74	831	1,151	(33)
Net interest income after (credit) provision for loan and lease losses	11,690	9,772	8,749	8,026	9,342
Non-interest income
Deposit service charges	875	844	708	825	832
Net gain on the sale of available-for-sale securities	24	433	922	149	525
Net gain (loss) on equity securities	307	846	4	14	(2)
Net gain on the sale of mortgage loans held for sale	188	186	183	96	55
Loan-related fees	148	119	25	56	147
Income from bank-owned life insurance	116	118	119	129	126
Loan referral fees/Interest rate swap revenue	52	76	214	48	681
Merchant services revenue	164	154	112	135	145
Other	211	194	214	242	187
Total non-interest income	2,085	2,970	2,501	1,694	2,696
Non-interest expense
Salaries and employee benefits	3,984	3,835	3,498	3,929	3,884
Occupancy expense	532	500	466	554	494
Equipment expense	365	381	360	371	351
Data processing expense	745	754	709	725	801
Bank shares tax	(92)	263	315	300	(194)
Professional fees	339	279	193	188	332
Other operating expenses	1,570	1,831	883	1,138	2,097
Total non-interest expense	7,443	7,843	6,424	7,205	7,806
Income before income taxes	6,332	4,899	4,826	2,515	4,232
Income tax expense	1,176	792	805	452	744
Net income	$5,156	$4,107	$4,021	$2,063	$3,488

Income per share
Basic	$0.26	$0.20	$0.20	$0.10	$0.17
Diluted	$0.26	$0.20	$0.20	$0.10	$0.17

Cash dividends declared per common share	$0.055	$0.055	$0.055	$0.055	$0.050
Weighted average number of shares outstanding:
Basic	20,241,730	20,235,384	20,191,527	20,172,498	20,170,241
Diluted	20,244,652	20,235,384	20,191,527	20,176,565	20,175,758

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2020	2020	2020	2020	2019
Assets
Cash and cash equivalents:
Cash and due from banks	$24,822	$26,121	$20,089	$15,243	$22,861
Interest-bearing deposits in other banks	130,989	78,895	81,390	30,304	11,704
Total cash and cash equivalents	155,811	105,016	101,479	45,547	34,565
Available-for-sale debt securities, at fair value	350,035	321,399	305,611	302,638	272,839
Equity securities, at fair value	3,026	2,719	938	934	920
Restricted stock, at cost	1,745	1,791	3,309	4,224	3,804
Loans held for sale	2,107	662	765	470	1,061
Loans, net of net deferred costs and unearned income	901,102	960,229	948,428	834,935	828,479
Allowance for loan and lease losses	(11,950)	(12,269)	(11,024)	(9,907)	(8,950)
Net loans	889,152	947,960	937,404	825,028	819,529
Bank premises and equipment, net	17,579	17,413	17,467	17,447	17,518
Accrued interest receivable	4,286	4,693	5,201	3,387	3,234
Bank-owned life insurance	31,712	31,596	31,478	31,359	31,230
Other assets	10,226	9,942	14,519	17,198	18,841
Total assets	$1,465,679	$1,443,191	$1,418,171	$1,248,232	$1,203,541

Liabilities
Deposits:
Demand (non-interest-bearing)	$271,499	$274,110	$266,846	$181,223	$179,465
Interest-bearing	1,015,949	998,128	902,781	820,339	822,244
Total deposits	1,287,448	1,272,238	1,169,627	1,001,562	1,001,709
Borrowed funds:
Federal Reserve Bank Discount Window advances	-	-	36,242	10,000	-
Federal Home Loan Bank of Pittsburgh advances	-	-	42,809	77,934	46,909
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	10,310	10,310	89,361	98,244	57,219
Accrued interest payable	108	139	248	261	258
Other liabilities	11,953	10,458	13,578	10,233	10,748
Total liabilities	1,309,819	1,293,145	1,272,814	1,110,300	1,069,934

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	25,307	25,304	25,260	25,217	25,214
Additional paid-in capital	81,587	81,500	81,261	81,209	81,130
Retained earnings	35,080	31,044	28,057	25,155	24,207
Accumulated other comprehensive income	13,886	12,198	10,779	6,351	3,056
Total shareholders' equity	155,860	150,046	145,357	137,932	133,607
Total liabilities and shareholders’ equity	$1,465,679	$1,443,191	$1,418,171	$1,248,232	$1,203,541

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Interest income
Loans:
Loans - taxable	$9,938	$8,688	$8,661	$8,693	$9,138
Loans - tax-free	506	494	505	565	464
Total loans	10,444	9,182	9,166	9,258	9,602
Securities:
Securities, taxable	1,896	1,760	1,739	1,927	1,904
Securities, tax-free	589	586	491	72	47
Total interest and dividends on securities	2,485	2,346	2,230	1,999	1,951
Interest-bearing deposits in other banks	3	1	3	21	33
Total interest income	12,932	11,529	11,399	11,278	11,586
Interest expense
Deposits	1,077	1,291	1,376	1,660	1,818
Borrowed funds	50	165	234	307	352
Total interest expense	1,127	1,456	1,610	1,967	2,170
Net interest income	$11,805	$10,073	$9,789	$9,311	$9,416

Average balances
Earning assets:
Loans:
Loans - taxable	$889,964	$908,095	$875,119	$780,855	$791,577
Loans - tax-free	46,444	44,826	46,836	52,615	42,954
Total loans	936,408	952,921	921,955	833,470	834,531
Securities:
Securities, taxable	255,111	232,081	247,939	263,697	258,790
Securities, tax-free	71,154	69,973	56,220	7,698	4,598
Total securities	326,265	302,054	304,159	271,395	263,388
Interest-bearing deposits in other banks (a)	14,808	8,286	6,439	7,230	7,713
Total interest-earning assets (a)	1,277,481	1,263,261	1,232,553	1,112,095	1,105,632
Non-earning assets (a)	181,708	159,037	108,608	91,553	99,373
Total assets	$1,459,189	$1,422,298	$1,341,161	$1,203,648	$1,205,005
Interest-bearing liabilities:
Deposits	$1,016,916	$943,754	$850,525	$821,216	$830,318
Borrowed funds	10,310	51,629	81,813	61,843	57,682
Total interest-bearing liabilities	1,027,226	995,383	932,338	883,059	888,000
Demand deposits	268,531	267,636	258,609	172,132	172,935
Other liabilities	11,377	11,384	11,065	11,636	11,361
Shareholders' equity	152,055	147,895	139,149	136,821	132,709
Total liabilities and shareholders' equity	$1,459,189	$1,422,298	$1,341,161	$1,203,648	$1,205,005

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	4.47%	3.83%	3.96%	4.45%	4.62%
Interest and fees on loans - tax-free	4.36%	4.41%	4.31%	4.30%	4.32%
Total loans	4.46%	3.85%	3.98%	4.44%	4.60%
Securities:
Securities, taxable	2.97%	3.03%	2.81%	2.92%	2.94%
Securities, tax-free	3.31%	3.35%	3.49%	3.74%	4.09%
Total securities	3.05%	3.11%	2.93%	2.95%	2.96%
Interest-bearing deposits in other banks (a)	0.08%	0.05%	0.19%	1.16%	1.71%
Total earning assets (a)	4.05%	3.65%	3.70%	4.06%	4.19%
Interest-bearing liabilities:
Interest on deposits	0.42%	0.55%	0.65%	0.81%	0.88%
Interest on borrowed funds	1.94%	1.28%	1.14%	1.99%	2.44%
Total interest-bearing liabilities	0.44%	0.59%	0.69%	0.89%	0.98%
Net interest spread (a)	3.61%	3.06%	3.01%	3.17%	3.21%
Net interest margin (a)	3.70%	3.19%	3.18%	3.35%	3.41%

(a) Reflects revisions to average balances for the three months ended September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315, $21,419, $1,166 and $9,128, respectively.

FNCB Bancorp, Inc.
Asset Quality Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2020	2020	2020	2020	2019
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$5,581	$6,176	$6,740	$8,576	$9,084
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans	5,581	6,176	6,740	8,576	9,084
Other real estate owned (OREO)	58	58	85	85	289
Other non-performing assets	1,900	1,900	1,900	1,900	1,900
Total non-performing assets	$7,539	$8,134	$8,725	$10,561	$11,273

Accruing TDRs	$6,975	$7,216	$8,592	$7,729	$7,745

For the three months ended
Allowance for loan and lease losses
Beginning balance	$12,269	$11,024	$9,907	$8,950	$9,315
Loans charged-off	338	582	316	329	620
Recoveries of charged-off loans	134	1,753	602	135	288
Net charge-offs (recoveries)	204	(1,171)	(286)	194	332
(Credit) Provision for loan and lease losses	(115)	74	831	1,151	(33)
Ending balance	$11,950	$12,269	$11,024	$9,907	$8,950

FNCB Bancorp, Inc.
Non-GAAP Reconciliations

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Annualized net interest margin:
Net interest margin (1 divided by 3)	3.70%	3.19%	3.18%	3.35%	3.41%
Net interest margin, excluding PPP loans (non-GAAP) (2 divided by 4)	3.49%	3.40%	3.34%	3.35%	3.41%

Net interest income (FTE) (1)	$11,805	$10,073	$9,789	$9,311	$9,416
PPP loan interest and fee income	1,485	298	223	-	-
Net interest income (FTE), excluding PPP loans (non-GAAP) (2)	$10,320	$9,775	$9,566	$9,311	$9,416

Average earning assets (3)(a)	$1,277,481	$1,263,261	$1,232,553	$1,112,095	$1,105,632
Average PPP loans	95,837	114,395	86,241	-	-
Average earning assets, excluding PPP loans (non-GAAP) (4)	$1,181,644	$1,148,866	$1,146,312	$1,112,095	$1,105,632

Allowance for loan and lease losses/total period end loans
Allowance for loans and lease losses/total period end loans (5 divided by 6)	1.33%	1.28%	1.16%	1.19%	1.08%
Allowance for loans and lease losses/total period end loans, excluding PPP loans (5 divided by 7)	1.45%	1.45%	1.32%	1.19%	1.08%

Allowance for loans and lease losses (5)	$11,950	$12,269	$11,024	$9,907	$8,950

Total period end loans (6)	$901,102	$960,229	$948,428	$834,935	$828,479
PPP loans outstanding at period end	76,004	114,784	113,193	-	-
Total period end loans, excluding PPP loans (7)	$825,098	$845,445	$835,235	$834,935	$828,479

(a) Reflects revisions to average balances for the three months ended September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315, $21,419, $1,166 and $9,128, respectively.